Exhibit 99.1

News Release

Contact:
Investor Relations
(281) 776-7575
ir@tailoredbrands.com

Julie MacMedan, VP, Investor Relations
Tailored Brands, Inc.

For Immediate Release

TAILORED BRANDS, INC. REPORTS

FISCAL 2018 FOURTH QUARTER AND YEAR END RESULTS

•                  FY 2018 GAAP diluted EPS of $1.64 and adjusted diluted EPS(1) of $2.31

•                  FY 2018 retail segment comparable sales up 1.2%

•                  Total debt reduced by $232 million in FY 2018

•                  Company provides guidance for Q1 2019 adjusted diluted EPS(1) of $0.10 to $0.15

FREMONT, CA — March 13, 2019 — Tailored Brands, Inc. (NYSE: TLRD) today announced consolidated financial results for the fiscal fourth quarter and year ended February 2, 2019 and provided guidance for the first quarter of fiscal 2019.

For the fourth quarter ended February 2, 2019, the Company reported GAAP diluted earnings per share of $0.12 and adjusted diluted loss per share of $0.28, compared to GAAP diluted loss per share of $0.01 and adjusted diluted loss per share of $0.00 for the same period a year ago.

Fourth quarter 2018 GAAP results include a favorable non-cash adjustment to net sales totaling $17.6 million reflecting a reduction of the deferred revenue liability as a result of changes made to our loyalty programs during the fourth quarter of 2018.

For the fiscal year ended February 2, 2019, the Company reported GAAP diluted EPS of $1.64 and adjusted diluted EPS(1) of $2.31, compared to GAAP diluted EPS of $1.95 and adjusted diluted EPS of $2.20 for the same period a year ago.

“In fiscal 2018, we delivered positive retail comps of 1.2%, with all brands positive, and we reported full year adjusted EPS of $2.31, consistent with the revised guidance we provided in January.  We significantly strengthened our balance sheet, reducing our total debt by $232 million and extending the maturity on our term loan to 2025, and we generated strong operating cash flow of $323 million,” said Tailored Brands Executive Chairman Dinesh Lathi.

“While all of our retail brands delivered positive comps for the full year, during the fourth quarter, comps at Men’s Wearhouse and Jos. A. Bank were down and this trend has continued into the first quarter of 2019.  We attribute the current softness to both the macro-environment as well as the need for us to execute more quickly and effectively on our core growth strategies: deliver personalized products and services, create inspiring and seamless experiences in and across every channel, and build brands that stand for something more than just price.  Our teams are intently focused on delivering against these objectives in fiscal 2019 as we look to build long-term sustainable value creation for our stakeholders.”

In fiscal 2017, the fourth quarter and year included an additional operating week (“53rd week”) compared to fiscal 2018.  Net sales related to the extra week in fiscal 2017 were $45.7 million and the Company estimates that the impact of the extra week was $0.05 per diluted share.

(1)         In fiscal 2018, adjusted items consisted of a favorable net sales adjustment reflecting the impact of changes made to our loyalty programs, a goodwill impairment charge related to our corporate apparel business, losses on extinguishment of debt related to the refinancing and repricing of the Company’s term loan and the partial redemption of senior notes, costs related to the retirement of our former CEO, costs related to the closure of a rental product distribution center, a loss upon sale of our divestiture of the MW Cleaners business and the finalization of the tax effects of the Tax Cuts and Jobs Act of 2017.  In fiscal 2017, adjusted items consisted of costs to terminate our tuxedo rental license agreement with Macy’s, a goodwill impairment charge related to our divestiture of MW Cleaners and one-time tax adjustments. See Use of Non-GAAP Financial Measures for additional information on items excluded from adjusted EPS.

Fourth Quarter Fiscal 2018 Results

Net Sales Summary(a)

	Net Sales (U.S. dollars, in millions)	% Total Sales Change	Comparable Sales Change(b)

Retail (a)	$712.4	(9.5)%	(1.5)%
Men’s Wearhouse (a)	$375.0	(9.6)%	(3.2)%
Jos. A. Bank (a)	$215.4	(6.7)%	(0.5)%
K&G	$73.9	(7.5)%	0.9%
Moores(a) (c)	$48.0	(8.8)%	2.8%
Corporate Apparel	$55.7	(23.3)%

Total Company(d)	$768.1	(10.7)%

a)

Amounts may not sum due to rounded numbers. Retail net sales exclude the $17.6 million favorable impact of changes made to our loyalty programs. See Use of Non-GAAP Financial Measures for additional information.

b)

Comparable sales is defined as net sales from stores open at least 12 months at period end and includes e-commerce sales. Due to the 53-week to 52-week calendar shift, fourth quarter 2018 comparable sales are compared with the 13-week period ended February 3, 2018.

c)	The Moores comparable sales change is based on the Canadian dollar.
d)	On March 3, 2018, the Company sold its MW Cleaners business.

Net Sales

On a GAAP basis, total net sales decreased 8.6% to $785.8 million. On an adjusted basis, which excludes the $17.6 million favorable impact of changes made to our loyalty programs, total net sales decreased 10.7% to $768.1 million.

On a GAAP basis, retail net sales decreased 7.3% to $730.0 million. On an adjusted basis, retail net sales decreased 9.5% to $712.4 million.  The decrease was primarily due to the impact of last year’s 53rd week, the 1.5% decrease in retail comparable sales, and a $12.0 million decrease in alteration and other services revenue largely resulting from the MW Cleaners divestiture.

Corporate apparel net sales decreased 23.3% to $55.7 million, primarily due to lower replenishment demand in both the United Kingdom (“UK”) and the U.S., the impact of last year’s 53rd week, and the impact of a weaker British pound this year.

Comparable Sales

Men’s Wearhouse comparable sales decreased 3.2%. Comparable sales for clothing decreased primarily due to decreases in both transactions and units per transaction partially offset by an increase in average unit retail. Comparable rental services revenue increased 0.7%.

Jos. A. Bank comparable sales decreased 0.5% primarily due to decreases in both transactions and units per transaction partially offset by an increase in average unit retail.

K&G comparable sales increased 0.9% due to an increase in average unit retail partially offset by a decrease in transactions while units per transaction were flat.

Moores comparable sales increased 2.8% primarily due to an increase in average unit retail that more than offset decreases in both transactions and units per transaction.

Gross Margin

On a GAAP basis, consolidated gross margin was $300.6 million, a decrease of $20.3 million, primarily due to the impact of last year’s 53rd week, somewhat offset by the $17.6 million favorable net sales adjustment reflecting the impact of changes made to our loyalty programs.  As a percent of net sales, consolidated gross margin increased 100 basis points to 38.3%.  On an adjusted basis, consolidated gross margin decreased $37.9 million, or 50 basis points, to 36.8% primarily due to deleveraging of occupancy costs driven by the impact of the 53rd week partially offset by higher corporate apparel gross margins due to customer mix and the impact of renegotiated pricing arrangements with our UK customers.

On a GAAP basis, retail segment gross margin was $283.7 million, a decrease of $18.5 million, primarily due to the impact of last year’s 53rd week, somewhat offset by the $17.6 million favorable net sales adjustment reflecting the impact of changes made to our loyalty programs. As a percent of net sales, retail segment gross margin increased 50 basis points to 38.9%. On an adjusted basis, retail segment gross margin decreased $36.2 million, or 110 basis points to 37.3%, primarily due to deleveraging of occupancy costs driven by the impact of the 53rd week.

Advertising Expense

Advertising expense decreased $3.4 million to $49.2 million.  As a percent of net sales, advertising expense increased 20 basis points to 6.3%.  As a percent of adjusted sales, advertising expense increased 30 basis points to 6.4% primarily due to deleveraging from lower sales.

Selling, General and Administrative Expenses (“SG&A”)

On a GAAP basis, SG&A decreased $17.9 million to $234.9 million and as a percent of net sales increased 50 basis points to 29.9%, primarily due to the impact of last year’s 53rd week and the impact of the MW Cleaners divestiture.  As a percent of adjusted sales, SG&A increased 120 basis points to 30.6%, primarily due to deleveraging from lower sales.

Operating Income

On a GAAP basis, operating income was $16.0 million compared to $13.3 million last year.  On an adjusted basis, operating loss was $1.7 million compared to operating income of $14.8 million last year.

Net Interest Expense

Net interest expense was $17.8 million compared to $25.0 million last year.  The decrease in interest expense resulted from the reduction of outstanding debt as well as the impact of last year’s 53rd week.

Effective Tax Rate

On a GAAP basis, the effective tax rate was a benefit of 433.0% compared to a benefit of 96.1% last year.  Our GAAP effective tax rate includes a $6.1 million credit reflecting finalization of the provisional amounts that were recorded in last year’s fourth quarter related to the Tax Cuts and Jobs Act of 2017.  On an adjusted basis, the effective tax rate was 27.0% compared to 99.3% last year.  Both the GAAP and the adjusted effective tax rates reflect the impact of the Tax Cuts and Jobs Act of 2017.

Net Earnings and EPS

On a GAAP basis, net earnings were $6.2 million compared to a net loss of $0.5 million last year.  Diluted EPS was $0.12 compared to a diluted loss per share of $0.01 last year.

On an adjusted basis, net loss was $14.2 million compared to a net loss of $0.1 million last year.  Adjusted diluted loss per share was $0.28 compared to an adjusted diluted loss per share of $0.00 last year.

Fiscal Year 2018 Results

Net Sales Summary(a)

	Net Sales (U.S. dollars, in millions)	% Total Sales Change	Comparable Sales Change(b)

Retail (a)	$2,986.9	(2.2)%	1.2%
Men’s Wearhouse(a)	$1,722.9	(1.1)%	0.8%
Jos. A. Bank(a)	$726.3	(1.2)%	1.4%
K&G	$319.5	(1.4)%	1.5%
Moores(a) (c)	$215.7	(0.3)%	2.4%
MW Cleaners(d)	$2.6	(92.7)%
Corporate Apparel	$235.4	(6.3)%

Total Company	$3,222.3	(2.5)%

a)

Amounts may not sum due to rounded numbers. Retail net sales exclude the $17.6 million favorable impact of changes made to our loyalty programs. See Use of Non-GAAP Financial Measures for additional information.

b)

Comparable sales is defined as net sales from stores open at least 12 months at period end and includes e-commerce sales. Due to the 53-week to 52-week calendar shift, fiscal 2018 comparable sales are compared with the 52-week period ended February 3, 2018.

c)	The Moores comparable sales change is based on the Canadian dollar.
d)	On March 3, 2018, the Company sold its MW Cleaners business.

Net Sales

On a GAAP basis, total net sales decreased 2.0% to $3,239.9 million.  On an adjusted basis, which excludes the $17.6 million favorable impact of changes made to our loyalty programs, total net sales decreased 2.5% to $3,222.3 million.

On a GAAP basis, retail net sales decreased 1.6% to $3,004.5 million.  On an adjusted basis, retail net sales decreased 2.2% resulting from the impact of last year’s 53rd week and a $34.2 million decrease in alteration and other services primarily resulting from the MW Cleaners divestiture, partially offset by an increase in comparable sales of 1.2%.

Corporate apparel net sales decreased 6.3%, or $15.9 million, primarily due to lower replenishment demand in the UK and the U.S. as well as the impact of last year’s 53rd week, partially offset by a stronger British pound for the full year.

Comparable Sales

Men’s Wearhouse comparable sales increased 0.8%. Comparable sales for clothing increased primarily due to increases in both average unit retail and transactions partially offset by a decrease in units per transaction. Comparable rental services revenue decreased 4.9%, primarily reflecting the trend to purchase suits for special occasions.

Jos. A. Bank comparable sales increased 1.4% primarily due to an increase in transactions partially offset by a decrease in units per transaction while average unit retail was flat.

K&G comparable sales increased 1.5% primarily due to increases in both units per transaction and average unit retail partially offset by a decrease in transactions.

Moores comparable sales increased 2.4% primarily due to increases in both average unit retail and transactions partially offset by a decrease in units per transaction.

Gross Margin

On a GAAP basis, consolidated gross margin was $1,377.5 million, a decrease of $31.3 million, primarily due to the impact of the 53rd week, somewhat offset by the $17.6 million favorable net sales adjustment reflecting the impact of changes made to our loyalty programs.  As a percent of net sales, consolidated gross margin decreased 10 basis points to 42.5%.  On an adjusted basis, consolidated gross margin decreased 40 basis points to 42.3%, primarily due to the mix shift from rental services to retail clothing sales and the divestiture of MW Cleaners.

On a GAAP basis, retail segment gross margin was $1,312.5 million, a decrease of $30.4 million, primarily due to the impact of the 53rd week, somewhat offset by the $17.6 million favorable net sales adjustment reflecting the impact of changes made to our loyalty programs.  As a percent of net sales, retail segment gross margin decreased 30 basis points to 43.7%. On an adjusted basis, retail segment gross margin decreased 50 basis points to 43.5%, primarily due to the mix shift from rental services to retail clothing sales and the divestiture of MW Cleaners.

Advertising Expense

Advertising expense decreased $7.0 million to $166.5 million.  As a percent of net sales, advertising expense decreased 10 basis points to 5.1%.  As a percent of adjusted sales, advertising expense was flat at 5.2%.

SG&A Expenses

On a GAAP basis, SG&A decreased $26.8 million to $974.1 million and as a percent of net sales, decreased 20 basis points to 30.1%.  On an adjusted basis, SG&A decreased $22.2 million to $962.9 million primarily due to the impact of last year’s 53rd week and the impact of the MW Cleaners divestiture.  As a percent of adjusted sales, adjusted SG&A increased 10 basis points to 29.9% primarily due to deleveraging from lower sales.

Goodwill Impairment Charge

During the third quarter of 2018, we concluded that the corporate apparel segment’s goodwill was fully impaired and recorded a non-cash goodwill impairment charge of $24.0 million.

Operating Income

On a GAAP basis, operating income was $211.9 million compared to $229.4 million last year.  On an adjusted basis, operating income was $233.4 million, down 5.9% compared to $248.1 million last year.  As a percent of adjusted sales, adjusted operating margin decreased 30 basis points to 7.2%.

Net Interest Expense and Net Loss on Extinguishment of Debt

Net interest expense was $79.0 million compared to $99.9 million last year reflecting the reduction in our outstanding debt.

On a GAAP basis, net loss on extinguishment of debt was $30.3 million compared to a net gain on extinguishment of debt of $5.4 million last year.  The net loss on extinguishment of debt resulted primarily from the refinancing and re-pricing of our term loan as well as the partial redemption of $175 million of our senior notes.  On an adjusted basis, net loss on extinguishment of debt for fiscal 2018 was $0.9 million compared to a net gain on extinguishment of debt of $5.4 million last year.

Effective Tax Rate

On a GAAP basis, the effective tax rate was 18.9% compared to 28.3% last year. On an adjusted basis, the effective tax rate was 23.7% compared to 29.3% last year.  Both the GAAP and the adjusted effective tax rates reflect the impact of the Tax Cuts and Jobs Act of 2017.

Net Earnings and EPS

On a GAAP basis, net earnings were $83.2 million compared to $96.7 million last year.  Diluted EPS was $1.64 compared to $1.95 last year.

On an adjusted basis, net earnings were $117.1 million compared to $108.6 million last year.  Adjusted diluted EPS was $2.31 compared to $2.20 last year.  The Company estimates that the impact of the 53rd week in 2017 was $0.05 per diluted share.

Balance Sheet Highlights

Cash and cash equivalents at the end of fiscal 2018 were $55.4 million, a decrease of $48.2 million compared to the end of 2017, primarily resulting from the use of cash on hand in the second quarter of 2018 to fund a portion of the $175 million partial redemption of senior notes.  At the end of the 2018, there were $48.5 million of borrowings outstanding on our revolving credit facility.

Inventories decreased $21.5 million to $830.4 million at the end of 2018 compared to the end of 2017, primarily due to a 10.6% reduction in corporate apparel segment inventories, including the impact of foreign exchange.  Retail segment inventories were down 1.2%.

Total debt at the end of 2018 was approximately $1.2 billion, a decrease of $231.9 million compared to the end of 2017. During the fourth quarter, the Company made its scheduled $2.3 million payment on its term loan and repaid $10.0 million on its revolving credit facility.

Cash flow from operating activities for fiscal 2018 was $322.7 million compared to $350.8 million last year.  The decrease was driven by higher inventory purchases compared to last year partially offset by higher net earnings, after adjusting for certain items primarily related to extinguishment of debt and goodwill impairment, as well as favorable fluctuations in accounts payable, accrued expenses and other current liabilities primarily due to timing.

Capital expenditures for fiscal 2018 were $82.3 million compared to $95.0 million last year.

Q1 FISCAL 2019 OUTLOOK

•                  Earnings per Share: The Company expects to achieve adjusted diluted EPS in the range of $0.10 to $0.15.

•                  Comparable Sales: The Company expects comparable sales for:

•                  Men’s Wearhouse to be down 3% to 5%

•                  Jos. A. Bank to be down 3% to 5%

•                  Moores to be down 5% to 7%

•                  K&G to be flat to up 2%.

•                  Corporate Apparel Sales: The Company expects corporate apparel net sales to be down 10% to 12%.

•                  Effective Tax Rate: The Company estimates a tax rate in the range of 30% to 33% primarily as a result of an increase in tax expense related to the accounting for employee share-based awards.

•                  Real Estate: The Company expects to close three Jos. A. Bank stores.

STORE INFORMATION

	February 2, 2019		February 3, 2018
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)
Men’s Wearhouse (a)	720	4,035.5	719	4,036.0
Jos. A. Bank (b)	484	2,280.2	491	2,309.9
Men’s Wearhouse and Tux	46	68.8	51	77.0
Moores	126	787.4	126	787.5
K&G (c)	88	2,028.4	90	2,065.0
Total	1,464	9,200.3	1,477	9,275.4

(a)  Includes one Joseph Abboud store.

(b)  Excludes 14 franchise stores.

(c)  84 and 86 stores offering women’s apparel at the end of each period, respectively.

Conference Call and Webcast Information

At 5:00 p.m. Eastern time on Wednesday, March 13, 2019, management will host a conference call and webcast to discuss fiscal 2018 fourth quarter and year end results.  To access the conference call, please dial 201-689-8029.  To access the live webcast, visit the Investor Relations section of the Company’s website at http://ir.tailoredbrands.com.  The webcast archive will be available on the website for approximately 90 days.

About Tailored Brands, Inc.

As the leading specialty retailer of men’s tailored clothing and largest men’s formalwear provider in the U.S. and Canada, Tailored Brands helps men love the way they look for work and special occasions.  We serve our customers through an expansive omni-channel network that includes over 1,400 stores in the U.S. and Canada as well as our branded e-commerce websites.  Our brands include Men’s Wearhouse, Jos. A. Bank, Joseph Abboud, Moores Clothing for Men and K&G.  We also operate an international corporate apparel and workwear group consisting of Dimensions, Alexandra and Yaffy in the United Kingdom and Twin Hill in the United States.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com,  www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.dimensions.co.uk, www.alexandra.co.uk and www.twinhill.com.

This press release contains forward-looking information, including the Company’s statements regarding its Q1 2019 outlook for adjusted earnings per share, comparable sales, corporate apparel sales, effective tax rate and store closures. In addition, words such as “expects,” “anticipates,” “envisions,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “guidance,” “may,” “projections,” and “business outlook,” variations of such words and similar expressions are intended to identify such forward-looking statements.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements that we make herein are not guarantees of future performance and actual results may differ materially from those in such forward-looking statements as a result of various factors.  Factors that might cause or contribute to such differences include, but are not limited to:  actions or inactions by governmental entities; domestic and international macro-economic conditions; inflation or deflation; the loss of, or changes in, key personnel; success, or lack thereof, in formulating or executing our internal strategies and operating plans including new store and new market expansion plans; cost reduction initiatives and revenue enhancement strategies; changes in demand for clothing or rental product; market trends in the retail business; customer confidence and spending patterns; changes in traffic trends in our stores; customer acceptance of our merchandise strategies, including custom clothing; performance issues with key suppliers; disruptions in our supply chain; severe weather; foreign currency fluctuations; government export and import policies, including the enactment of duties or tariffs; advertising or marketing activities of competitors; the impact of cybersecurity threats or data breaches and legal proceedings; and the impact of climate change.

Forward-looking statements are intended to convey the Company’s expectations about the future, and speak only as of the date they are made.  We undertake no obligation to publicly update or revise any forward-looking statements that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable law.  However, any further disclosures made on related subjects in our subsequent reports on Forms 10-K, 10-Q and 8-K should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all written or oral forward-looking statements that are made by or attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

(Tables Follow)

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Three Months Ended February 2, 2019 and February 3, 2018

(In thousands, except per share data)

	Three Months Ended
		% of		% of
	2018	Sales	2017	Sales

Net sales:
Retail clothing product	$646,868	82.3%	$686,035	79.8%
Rental services	49,127	6.3%	55,147	6.4%
Alteration and other services	34,018	4.3%	46,014	5.4%
Total retail sales	730,013	92.9%	787,196	91.5%
Corporate apparel clothing product	55,748	7.1%	72,668	8.5%
Total net sales	785,761	100.0%	859,864	100.0%

Total cost of sales	485,155	61.7%	538,991	62.7%

Gross margin (a):
Retail clothing product	341,779	52.8%	350,571	51.1%
Rental services	41,226	83.9%	45,754	83.0%
Alteration and other services	2,376	7.0%	9,860	21.4%
Occupancy costs	(101,725)	-13.9%	(103,987)	-13.2%
Total retail gross margin	283,656	38.9%	302,198	38.4%
Corporate apparel clothing product	16,950	30.4%	18,675	25.7%
Total gross margin	300,606	38.3%	320,873	37.3%

Advertising expense	49,225	6.3%	52,607	6.1%
Selling, general and administrative expenses	234,904	29.9%	252,764	29.4%
Goodwill impairment charge	—	—	1,500	0.2%
Asset impairment charges	522	0.1%	680	0.1%

Operating income	15,955	2.0%	13,322	1.5%

Interest expense, net	(17,822)	-2.3%	(25,031)	-2.9%
Loss on extinguishment of debt, net	—	—	(1,090)	-0.1%

Loss before income taxes	(1,867)	-0.2%	(12,799)	-1.5%

Benefit for income taxes	(8,085)	-1.0%	(12,300)	-1.4%

Net earnings (loss)	$6,218	0.8%	$(499)	-0.1%

Net earnings (loss) per diluted common share	$0.12		$(0.01)

Weighted-average diluted common shares outstanding	50,607		49,256

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Twelve Months Ended February 2, 2019 and February 3, 2018

(In thousands, except per share data)

	Year Ended
		% of		% of
	2018	Sales	2017	Sales

Net sales:
Retail clothing product	$2,454,747	75.8%	$2,439,817	73.8%
Rental services	399,146	12.3%	428,355	13.0%
Alteration and other services	150,618	4.6%	184,849	5.6%
Total retail sales	3,004,511	92.7%	3,053,021	92.4%
Corporate apparel clothing product	235,391	7.3%	251,325	7.6%
Total net sales	3,239,902	100.0%	3,304,346	100.0%

Total cost of sales	1,862,435	57.5%	1,895,580	57.4%

Gross margin (a):
Retail clothing product	1,360,655	55.4%	1,355,551	55.6%
Rental services	339,903	85.2%	358,382	83.7%
Alteration and other services	18,027	12.0%	45,009	24.3%
Occupancy costs	(406,037)	-13.5%	(415,981)	-13.6%
Total retail gross margin	1,312,548	43.7%	1,342,961	44.0%
Corporate apparel clothing product	64,919	27.6%	65,805	26.2%
Total gross margin	1,377,467	42.5%	1,408,766	42.6%

Advertising expense	166,457	5.1%	173,411	5.2%
Selling, general and administrative expenses	974,054	30.1%	1,000,892	30.3%
Goodwill impairment charge	23,991	0.7%	1,500	0.0%
Asset impairment charges	1,026	0.0%	3,547	0.1%

Operating income	211,939	6.5%	229,416	6.9%

Interest expense, net	(79,010)	-2.4%	(99,907)	-3.0%
(Loss) gain on extinguishment of debt, net	(30,253)	-0.9%	5,445	0.2%

Earnings before income taxes	102,676	3.2%	134,954	4.1%

Provision for income taxes	19,436	0.6%	38,251	1.2%

Net earnings	$83,240	2.6%	$96,703	2.9%

Net earnings per diluted common share	$1.64		$1.95

Weighted-average diluted common shares outstanding:	50,725		49,468

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	February 2,	February 3,
	2019	2018

ASSETS

Current assets:
Cash and cash equivalents	$55,431	$103,607
Accounts receivable, net	73,073	79,783
Inventories	830,426	851,931
Other current assets	70,712	78,252

Total current assets	1,029,642	1,113,573
Property and equipment, net	439,172	460,674
Rental product, net	99,770	123,730
Goodwill	79,491	120,292
Intangible assets, net	163,901	168,987
Other assets	8,514	12,699

Total assets	$1,820,490	$1,999,955

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$228,979	$145,106
Accrued expenses and other current liabilities	282,029	285,537
Income taxes payable	15,968	6,121
Current portion of long-term debt	11,619	7,000

Total current liabilities	538,595	443,764

Long-term debt, net	1,153,242	1,389,808
Deferred taxes and other liabilities	125,022	164,191

Total liabilities	1,816,859	1,997,763

Shareholders’ equity:
Preferred stock	—	—
Common stock	501	492
Capital in excess of par	505,157	491,648
Accumulated deficit	(468,048)	(479,166)
Accumulated other comprehensive loss	(33,979)	(10,782)

Total shareholders’ equity	3,631	2,192

Total liabilities and shareholders’ equity	$1,820,490	$1,999,955

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Twelve Months Ended February 2, 2019 and February 3, 2018

(In thousands)

	Year Ended
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$83,240	$96,703
Adjustments to net earnings:
Depreciation and amortization	104,216	106,493
Rental product amortization	35,058	38,021
Goodwill impairment charge	23,991	1,500
Asset impairment charges	1,026	3,547
Loss (gain) on extinguishment of debt, net	30,253	(5,445)
Amortization of deferred financing costs and discount on long-term debt	3,422	7,066
Loss on disposition of assets	8,587	1,237
Other	7,033	15,811
Changes in operating assets and liabilities	25,846	85,835

Net cash provided by operating activities	322,672	350,768

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(82,286)	(94,958)
Proceeds from divestiture of business	17,755	—
Acquisition of business, net of cash	—	(457)
Proceeds from sales of property and equipment	—	5,480

Net cash used in investing activities	(64,531)	(89,935)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on old term loan	(993,420)	(53,379)
Proceeds from new term loan	895,500	—
Payments on new term loan	(9,000)	—
Proceeds from asset-based revolving credit facility	655,500	276,300
Payments on asset-based revolving credit facility	(607,000)	(276,300)
Repurchase and retirement of senior notes	(199,365)	(145,371)
Deferred financing costs	(6,713)	(2,580)
Cash dividends paid	(36,946)	(35,761)
Proceeds from issuance of common stock	6,649	1,903
Tax payments related to vested deferred stock units	(7,901)	(1,687)

Net cash used in financing activities	(302,696)	(236,875)

Effect of exchange rate changes	(3,621)	8,760

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(48,176)	32,718

Balance at beginning of period	103,607	70,889
Balance at end of period	$55,431	$103,607

TAILORED BRANDS, INC.

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, we have provided adjusted information for our fiscal fourth quarters and twelve months of 2018 and 2017.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s financial performance by removing the impacts of large, unusual or unique transactions that we believe are not indicative of our core business results.  For fiscal 2018, adjusted items consisted of a favorable adjustment to net sales reflecting a reduction of the deferred revenue liability as a result of changes made to our loyalty programs during the fourth quarter of 2018, a goodwill impairment charge related to our corporate apparel business, losses on extinguishment of debt related to the refinancing and re-pricing of the Company’s term loan and the partial redemption of senior notes, costs related to the retirement of our former CEO, costs related to the closure of a rental product distribution center, a loss upon sale of our divestiture of the MW Cleaners business and finalization of the tax effects of the Tax Cuts and Jobs Act of 2017.  For fiscal 2017, adjusted items consisted of costs to terminate our tuxedo rental license agreement with Macy’s, a goodwill impairment charge related to our divestiture of MW Cleaners and one-time tax adjustments.

Management uses these adjusted results to assess the Company’s performance, to make decisions about how to allocate resources and to develop expectations for future performance.  In addition, adjusted EPS is used as a performance measure in the Company’s executive compensation program to determine the number of performance units that are ultimately earned for certain equity awards.

The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, financial information prepared in accordance with GAAP.  Management strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

A reconciliation of first quarter fiscal 2019 adjusted EPS, which is a forward-looking non-GAAP financial measure, to the most directly comparable GAAP financial measure, is not provided because the Company is unable to provide such reconciliation without unreasonable effort.  The inability to provide this reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized.  These GAAP measures may include the impact of items such as costs related to our multi-year cost saving initiative and the tax effect of such items. Historically, the Company has excluded these types of items from non-GAAP financial measures.  The Company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise. The decisions and events that typically lead to the recognition of non-GAAP adjustments are inherently unpredictable as to if or when they may occur. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Reconciliations of non-GAAP information to our actual results follow and amounts may not sum due to rounded numbers.  In addition, only the line items affected by adjustments are shown in the tables.

GAAP to Non-GAAP Adjusted Consolidated Statements of Earnings Information

GAAP to Non-GAAP Adjusted - Three Months Ended February 2, 2019

Consolidated Results	GAAP Results	Changes to Loyalty Program (1)	Total Adjustments	Non-GAAP Adjusted Results
Total retail sales	$730,013	$(17,630)	$(17,630)	$712,383

Total net sales	785,761	(17,630)	(17,630)	768,131

Total retail gross margin	283,656	(17,630)	(17,630)	266,026

Total gross margin	300,606	(17,630)	(17,630)	282,976

Operating income (loss)	15,955	(17,630)	(17,630)	(1,675)

(Benefit) provision for income taxes(2)	(8,085)		2,814	(5,271)

Net earnings (loss)	6,218		(20,444)	(14,226)

Net earnings (loss) per diluted common share	$0.12		$(0.40)	$(0.28)

(1) Consists of a favorable adjustment to net sales totaling $17.6 million reflecting the impact of changes made to our loyalty programs.

(2) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.  The adjusted non-GAAP rate also excludes a credit related to the finalization of the effects of the Tax Cuts and Jobs Act of 2017 totaling $6.1 million.

GAAP to Non-GAAP Adjusted - Three Months Ended February 3, 2018

Consolidated Results	GAAP Results	Divestiture of MW Cleaners (1)	Total Adjustments	Non-GAAP Adjusted Results
Goodwill impairment charge	$1,500	(1,500)	(1,500)	$—

Operating income	13,322	1,500	1,500	14,822

(Benefit) provision for income taxes(2)	(12,300)		1,085	(11,215)

Net loss	(499)		415	(84)

Net loss per diluted common share	$(0.01)		$0.01	$(0.00)

(1) Consists of a $1.5 million goodwill impairment charge for MW Cleaners and related to the retail segment.

(2) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.  The adjusted non-GAAP rate also excludes items primarily related to a favorable tax resolution of $18.3 million offset by a change in our position on permanently reinvested foreign earnings and other impacts of the recently enacted Tax Cuts and Jobs Act of 2017 totaling $17.2 million.

GAAP to Non-GAAP Adjusted - Fiscal Year Ended February 2, 2019

Consolidated Results	GAAP Results	Divestiture of MW Cleaners(1)	Refinancing and Re- pricing of Term Loan (2)	Partial Redemption of Senior Notes (3)	Closure of Rental Product Distribution Center (4)	CEO Retirement Costs (5)	Corporate Apparel Goodwill Impairment (6)	Changes to Loyalty Program (7)	Total Adjustments	Non-GAAP Adjusted Results
Total retail sales	$3,004,511	$—	$—	$—	$—	$—	$—	$(17,630)	$(17,630)	$2,986,881

Total net sales	3,239,902	—	—	—	—	—	—	(17,630)	(17,630)	3,222,272

Rental services gross margin	339,903	—	—	—	4,029	—	—	—	4,029	343,932

Total retail gross margin	1,312,548	—	—	—	4,029	—	—	(17,630)	(13,601)	1,298,947

Total gross margin	1,377,467	—	—	—	4,029	—	—	(17,630)	(13,601)	1,363,866

SG&A	974,054	(3,766)	—	—	(925)	(6,417)	—	—	(11,108)	962,946

Goodwill impairment charge	23,991	—	—	—	—	—	(23,991)	—	(23,991)	—

Operating income	211,939	3,766	—	—	4,954	6,417	23,991	(17,630)	21,498	233,437

Loss on extinguishment of debt	(30,253)		21,278	8,122					29,400	(853)

Provision for income taxes(8)	19,436								16,992	36,428

Net earnings	83,240								33,906	117,146

Net earnings per diluted common share	$1.64								$0.67	$2.31

(1) Consists of a $3.8 million loss upon divestiture of MW Cleaners business related to the retail segment.

(2) Consists of the elimination of unamortized deferred financing costs and original issue discount related to the refinancing and re-pricing of the Term Loan totaling $21.3 million.

(3) Consists of the $6.1 million premium and elimination of unamortized deferred financing costs totaling $2.0 million related to the partial redemption of senior notes.

(4) Consists of $4.0 million of rental product write-offs, $0.4 million of severance, $0.3 million of closure related costs and $0.3 million of accelerated depreciation, all related to the retail segment.

(5) Consists of $5.4 million of severance and consulting costs, $0.7 million related to accelerated vesting of certain share-based awards (net of the impact of forfeited awards) and $0.3 million of other costs, related to the shared services segment.

(6) Consists of a $24.0 million goodwill impairment charge related to our corporate apparel segment.

(7) Consists of a favorable adjustment to net sales totaling $17.6 million reflecting the impact of changes made to our loyalty programs.

(8) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.  The adjusted non-GAAP rate also excludes a credit related to the finalization of the effects of the Tax Cuts and Jobs Act of 2017 totaling $6.1 million.

GAAP to Non-GAAP Adjusted - Fiscal Year Ended February 3, 2018

Consolidated Results	GAAP Results	Macy’s Termination (1)	Divestiture of MW Cleaners(2)	Total Adjustments	Non-GAAP Adjusted Results

Rental services gross margin	$358,382	$1,416	$—	$1,416	$359,798

Total retail gross margin	1,342,961	1,416	—	1,416	1,344,377

Total gross margin	1,408,766	1,416	—	1,416	1,410,182

SG&A	1,000,892	(15,736)	—	(15,736)	985,156

Goodwill impairment charge	1,500	—	(1,500)	(1,500)	—

Operating income	229,416	17,152	1,500	18,652	248,068

Provision for income taxes(3)	38,251			6,756	45,007

Net earnings	96,703			11,896	108,599

Net earnings per diluted common share	$1.95			$0.25	$2.20

(1) Consists of $12.3 million of termination costs, $1.4 million of rental product write-offs, $1.2 million of asset impairment charges and $2.3 million of other costs, all related to the retail segment.

(2) Consists of a $1.5 million goodwill impairment charge for MW Cleaners and related to the retail segment.

(3) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.  The adjusted non-GAAP rate also excludes items primarily related to a favorable tax resolution of $18.3 million offset by a change in our position on permanently reinvested foreign earnings and other impacts of the recently enacted Tax Cuts and Jobs Act of 2017 totaling $17.2 million.